Exhibit 99.1
Dana Holding Corporation Names Gary L. Convis Chief Executive Officer
TOLEDO, Ohio – April 17, 2008 – Dana Holding Corporation (NYSE: DAN) today announced that it has named Gary L. Convis, 65, to the post of Chief Executive Officer. Convis was appointed to Dana’s new Board of Directors in January 2008 after retiring from Toyota Motor Corporation, where he had spent more than 20 years culminating in his role as Chairman of Toyota Motor Manufacturing, Kentucky.
“We are delighted to welcome Gary as Chief Executive Officer,” said Dana Executive Chairman John Devine, who had served as the company’s acting CEO since January. “Gary is widely respected as one of the leading experts in lean manufacturing and management systems, including the Toyota Production System. Along with his strong leadership and global industry experience, we believe he is an ideal choice as our new Chief Executive.”
“I am honored by the Board’s confidence in me to lead Dana,” Convis said. “I’m also eager to join with our people in establishing world-class manufacturing systems and returning this great company to the leadership ranks of the global automotive supply industry.”
Convis comes to Dana after more than four decades spent at Toyota, General Motors Corporation, and Ford Motor Company. He became the first American president of Toyota’s largest plant outside Japan, Toyota Motor Manufacturing, Kentucky (TMMK), in 2001. He was named chairman of TMMK in 2006 and retired in 2007. Prior to this, in 2003, he was the first American manufacturing executive appointed by Toyota Motor Corporation (TMC) to be a managing officer of TMC, as well as Executive Vice President of Toyota Motor Engineering & Manufacturing North America, Inc. Prior to serving in these roles, Convis spent 16 years at New United Motor Manufacturing, Inc., a joint venture between GM and Toyota. Previously, he spent more than 20 years in various roles with GM and Ford Motor Company.
Convis earned a bachelors degree in mathematics with a minor in physics from Michigan State University. He will continue to serve as a member of Dana’s board. He is also a board member of Cooper-Standard Automotive Inc. and Compass Automotive Group, Inc.
About Dana Holding Corporation
Dana is a world leader in the supply of axles; driveshafts; and structural, sealing, and thermal-management products; as well as genuine service parts. The company’s customer base includes virtually every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets, which collectively produce more than 70 million vehicles annually. Based in Toledo, Ohio, the company’s continuing operations employ approximately 35,000 people in 26 countries and reported 2007 sales of $8.7 billion, with more than half of this revenue derived from outside the United States. For more information, please visit: http://www.dana.com/.
Media Contact
Chuck Hartlage: (419) 535-4728
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